ADEPT TECHNOLOGY, INC.
OPTION AGREEMENT FOR
EMPLOYEE NONQUALIFIED STOCK OPTIONS

I. NOTICE OF GRANT (Attached).

II. AGREEMENT.

FOR GOOD AND VALUABLE CONSIDERATION, Adept Technology, Inc. (the "Company"), has granted to the Participant named in the Notice of Grant attached as Part I of this Option Agreement (the "Notice of Grant"), as of the date set forth in the Notice of Grant (the "Grant Date"), a nonqualified stock option (the "Option") to purchase up to the number of shares of the Company's common stock (the "Common Stock"), set forth in the Notice of Grant, at the purchase price per share and upon the other terms and subject to the conditions set forth in this Option Agreement (as amended from time to time), including the Notice of Grant, and the 2005 Equity Incentive Plan (as may be amended, the "Plan"). For purposes of this Option Agreement, any reference to the Company shall include a reference to any Subsidiary. By signing the Notice of Grant, the Participant irrevocably agrees on behalf of the Participant and the Participant’s successors and permitted assigns to all of the terms and conditions of the Option as set forth in or pursuant to this Agreement and the Plan (as such may be amended from time to time).

1.	Definitions
Defined terms in the Plan shall have the same meaning in this Agreement, except where the context otherwise requires.

2.	Non-Qualified Stock Option
The Option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and will be interpreted accordingly.

3.	Exercise of Option
The Option shall not be exercisable as of the Grant Date. After the Grant Date, to the extent not previously exercised, and subject to termination or acceleration as provided in this Option Agreement and the Plan, the Option shall be exercisable to the extent it becomes vested, as described below, to purchase up to that number of shares of Common Stock as set forth in the Notice of Grant.
(a)    Vesting. The Options shall vest according to the following schedule:
(i) 20% of the shares underlying the Option shall vest upon the closing trading price of the Company’s Common Stock on its principal trading market being at or greater than $7.00 for thirty (30) consecutive trading days (“Performance Criteria A”);
(ii) 20% of the shares underlying the Option shall vest upon the closing trading price of the Company’s Common Stock on its principal trading market being at or greater than $9.20 for thirty (30) consecutive trading days (“Performance Criteria B”);
(iii) 20% of the shares underlying the Option shall vest upon the closing trading price of the Company’s Common Stock on its principal trading market being at or greater than $12.00 for thirty (30) consecutive trading days (“Performance Criteria C”);
(iv) 5% of the shares underlying the Option shall vest upon the Company achieving revenue for a fiscal year as determined in accordance with the Generally Accepted Accounting Principles (“GAAP”), which may include the revenue of any acquired business or company (“Total Revenue”), being greater than $___ million (“Performance Criteria D”);
(v) 5% of the shares underlying the Option shall vest upon Total Revenue being greater than $___ million (“Performance Criteria E”);
(vi) 5% of the shares underlying the Option shall vest upon the Company’s cash and cash equivalents from the Company’s operations (including any exercise of Options in the ordinary course of business), net of indebtedness, and not including any cash or cash equivalents received by the Company in connection with an equity or other financing completed by the Company, on a consolidated basis as determined in accordance with GAAP at the end of the fiscal year (“Net Cash”) being greater than $___ million before or for (but not after) fiscal year 2017 (“Performance Criteria F”);
(vii) 5% of the shares underlying the Option shall vest upon Net Cash being greater than $___ million before or for (but not after) fiscal year 2015 (“Performance Criteria G”); and
(viii) 20% of the shares underlying the Option shall vest upon earnings per share of the Company as determined in accordance with GAAP being above $0 for two consecutive reporting quarters (“Performance Criteria H” together with Performance Criteria A, Performance Criteria B, Performance Criteria C, Performance Criteria D, Performance Criteria E, Performance Criteria F and Performance Criteria G, the “Performance Criteria”).
Provided that, in the event of any acquisition or divestiture of any company, product line or business by the Company, the Compensation Committee may approve a further adjustment to the threshold amount of Total Revenue or Net Cash for purposes of Performance Criteria D through G.
The Options shall vest in the applicable amounts identified above upon the Committee’s determination that the Company has achieved a Performance Criteria, subject to Participant’s continuous employment through such time. The vesting period and/or exercisability of an Option may be adjusted by the Committee. Notwithstanding anything to the contrary in this Paragraph 3, the Option shall be subject to forfeiture and transfer as may be provided in this Agreement and the Plan.
(b)    Exercise. To exercise the Option (or any part thereof), Participant shall deliver to the Company a "Notice of Exercise" on a form specified by the Committee, specifying the number of whole shares of Common Stock Participant wishes to purchase and how Participant's shares of Common Stock should be registered (in Participant's name only or in Participant's and Participant's spouse's names as community property or as joint tenants with right of survivorship). The exercise price per share (the "Exercise Price") of the Option is set forth in the Notice of Grant. In the event that the shares underlying an Option in a single grant are not all subject to the same Exercise Price (e.g., one-third are subject to an Exercise Price of $[stock price on grant date], one-third are subject to an Exercise Price of $4.60, and the final third are subject to an Exercise Price of $6.90), the Option shall vest equally across each tranche of Options subject to a different exercise price (e.g., if Performance Criteria A is met, then one-third of the 20% vesting will be of the shares subject to the $[stock price on grant date] exercise price, one-third of the 20% vesting will be of the shares subject to the $4.60 exercise price and the final one-third of the 20% vesting will be of the shares subject to the $6.90 exercise price). The Company shall not be obligated to issue any shares of Common Stock until Participant shall have paid the total Exercise Price for that number of shares of Common Stock subject to the exercise. The exercise price of any Option may be paid in cash or, to the extent allowed by the Committee, an irrevocable commitment by a broker to pay over such amount from a sale of the shares of Common Stock issuable under an Option, the delivery of previously owned shares, withholding of shares deliverable upon exercise or a combination thereof. Fractional shares may not be exercised.
Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares hereunder would violate any federal, state or other applicable laws, and the Option may be rescinded if necessary to ensure compliance with federal, state or other applicable laws.

4.	Expiration of Option; Effect of Termination of Employment; Change in Control
(a)    General. In the event of Participant’s termination of employment or services as a director for any reason, (i) any part of the Option that is unexercisable as of such date of termination (the “Termination Date”) shall remain unexercisable and shall terminate as of such date, and (ii) any part of the Option that is exercisable as of such Termination Date shall terminate as of the earlier of (A) the date that is thirty (30) days following the Termination Date, and (B) the expiration of the Option. Notwithstanding the foregoing, the Option will expire ten (10) years from the Grant Date.
(b)    Change in Control. In the event of a Change in Control, any part of the Option which has not become vested and exercisable prior to the date of such Change in Control shall terminate, provided, however, that the Committee may determine to accelerate the time or times at which any Option may be exercised and may provide for cancellation of such accelerated Options that are not exercised within a time prescribed by the Committee in its sole discretion.

5.	Restrictions on Resales of Option Shares
The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of the exercise of the Option, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other optionholders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

6.	Adjustment of and Changes in the Stock
In the event of any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or otherwise, or any other event or transaction that affects the number or kind of shares of the Company outstanding, the terms of any outstanding Option shall be equitably adjusted by the Committee as to price, number or kind of shares subject to the Option, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.

7.	Income Taxes
The Participant is liable and responsible for all taxes owed in connection with the Option, the exercise thereof or the disposition of shares issued as a result of an Option exercise, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection therewith. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or exercise of the Option, or the disposition of shares issuable as a result of an Option exercise. To the extent required by applicable federal, state, local or foreign law, the Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of an Option exercise or disposition of shares issued as a result of an Option exercise. The Company shall not be required to issue shares or to recognize the disposition of such shares until such obligations are satisfied.

8.	Non-transferability of Option
Except as may otherwise be provided by the Plan, the Participant may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and the Option shall be exercisable only by the Participant during his or her lifetime. The Company may cancel the Participant's Option if the Participant attempts to assign or transfer it in a manner inconsistent with this Paragraph 7.

9.	The Plan and Other Agreements
The terms of this Agreement are governed by the terms of the Plan, as it exists on the Grant Date and as the Plan is amended from time to time. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the this Agreement shall control only to the extent so permitted (e.g., in discretion of Committee) pursuant to the Plan. The term “Section” generally refers to provisions within the Plan or the Code; provided, however, the term “Paragraph” shall refer to a provision of this Agreement.
This Option Agreement, including the Notice of Grant, and the Plan constitute the entire understanding between the Participant and the Company regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded.

10.	Limitation of Interest in Shares Subject To Option
Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to this Option Agreement except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it. Nothing in the Plan, this Option Agreement, including the Notice of Grant, or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company's employ or service nor limit in any way the Company's right to terminate the Participant's employment at any time for any reason.

11.	Limitation on Rights; No Right to Future Grants; Extraordinary Item
By entering into this Agreement and accepting the Option, Participant acknowledges that: (a) Participant’s participation in the Plan is voluntary; (b) the value of the Option is an extraordinary item which is outside the scope of any employment or service contract with Participant; (c) the Option is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and Participant will not be entitled to compensation or damages as a consequence of Participant’s forfeiture as provided for in the Plan or this Agreement of any part of the Option as a result of Participant’s termination of employment or services with the Company or any Subsidiary for any reason; and (d) in the event that Participant is not a direct employee of Company, the grant of the Option will not be interpreted to form an employment relationship with the Company or any Subsidiary and will not be interpreted to form an employment contract with Participant’s employer, the Company or any Subsidiary. The Company shall be under no obligation to advise Participant of the existence, maturity or termination of any of Participant’s rights hereunder and Participant shall be responsible for familiarizing himself or herself with all matters contained herein and in the Plan which may affect any of Participant’s rights or privileges hereunder.

12.	Committee Authority
Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Committee (including any Subcommittee or other person(s) to whom the Committee has delegated its authority) in its sole and absolute discretion. Such decision by the Committee shall be final and binding.

13.	General Provisions
(a)    Notices. Whenever any notice is provided hereunder, such notice must be in writing and delivered in person or by mail or electronically. Any notice delivered in person or by mail shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Any notice given by the Company directed to Participant at Participant’s address on file with the Company shall be effective to bind Participant and any other person who shall have acquired rights under this Agreement. The Company or Participant may change, by written notice to the other, the address previously specified for receiving notices. Notices delivered to the Company in person or by mail shall be addressed to Adept Technology, Inc. Attn: Chief Financial Officer, at the address set forth in the Notice of Grant.
(b)    No Waiver. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.
(c)    Undertaking. Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Participant or the Option pursuant to the express provisions of this Agreement.
(d)    Illegality. In the event that any provision of this Option Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Option Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
(e)    Entire Contract. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof.
(f)    Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and Participant and Participant’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have agreed in writing to join herein and be bound by the terms and conditions hereof.
(g)    Legal Compliance. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by Participant or other subsequent transfers by Participant of any shares issued under this Option, including without limitation, restrictions: (i) under the Company's insider trading policy, (ii) that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Option and/or shares underlying the Option or pursuant to applicable state securities laws, and (iii) as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the shares must also comply with other applicable laws and regulations governing the sale of such shares.
(h)    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout Participant’s term of employment or service with the Company and thereafter until withdrawn in writing by Participant.
(i)    Governing Law. The provisions of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.